                       CERTIFICATE OF AMENDMENT OF THE
                       CERTIFICATE OF INCORPORATION OF
                             BOSS HOLDINGS, INC.

    BOSS HOLDINGS, INC. ("Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

       FIRST: that the Corporation's Board of Directors has declared it advisable and in the best interest of the Corporation that the first paragraph of Section 1 of Article Four of the Corporation's Certificate of Incorporation be amended to read as follows with the other paragraphs of Section 1 and the other Sections of Article Four remaining unchanged:

                                "ARTICLE FOUR
                 CAPITALIZATION, PREEMPTIVE RIGHTS AND VOTING
                 --------------------------------------------

          Section 1.  Authorized Shares.  The Corporation shall have
                      -----------------
     authority to issue two classes of shares to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Ten Million Five Hundred Thousand (10,500,000) shares of which Ten Million (10,000,000) shall be Common Stock and Five Hundred Thousand (500,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of Twenty Five Cents ($.25), and each share of Preferred Stock shall have a par value of One Dollar ($1.00)."

     SECOND: That this amendment has been duly adopted by the shareholders of the Corporation at a meeting duly held by a majority vote in accordance with the provisions of Sections 211 and 216 of the General Corporation Law of the State of Delaware.

     THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and acknowledged by its duly authorized officers as of the 28th day of June, 2000.

                                            /s/ James F. Sanders
                                            ----------------------------------
                                            James F. Sanders, Secretary

ACKNOWLEDGED:

/s/ Beverly J. Williams
-----------------------------------------
Beverly J. Williams, Assistant Secretary

STATE OF DELAWARE, SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED  09:00 AM  06/30/2000
001335706-2353459